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                                                                   EXHIBIT 99.2

                 LETTER TO SECURITIES AND EXCHANGE COMMISSION

                                                                 April 22, 2002

   Arthur Andersen LLP has represented to us that: The audit for the year ended December 31, 1999 was subject to Arthur Andersen LLP's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen LLP personnel working on the audit, and availability of national office consultation. Availability of personnel at foreign affiliates of Arthur Andersen LLP is not relevant to this audit.

                                      SOUTHWEST SHOPPING CENTERS CO. II, L.L.C.